Exhibit 99.1

LAUREATE EDUCATION REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

BALTIMORE, MARYLAND - May 11, 2017 - Laureate Education, Inc. (NASDAQ: LAUR), the global leader in higher education, today announced financial results for the first quarter 2017.

First Quarter 2017 Highlights (compared to first quarter 2016):

•                  New enrollments increased 4% excluding asset dispositions and adjusted for the timing of our intake in Peru due to severe floods in that country

•                  Total enrollments increased 2%, up 3% excluding asset dispositions

•                  Revenue decreased 6% to $855.9 million; up 3% on an organic constant currency basis

•                  Operating losses increased by $51.7 million to $62.9 million

•                  Net loss for the quarter was $120.4 million, as compared to a net loss of $102.4 million in the first quarter of 2016

•                  Adjusted EBITDA decreased 34% to $48.6 million; however on an organic constant currency basis Adjusted EBITDA was up 22%

“We are pleased to report favorable results for our large enrollment cycle in the first quarter of 2017,” said Douglas Becker, Laureate founder, chairman, and chief executive officer. “Higher education is a large and growing addressable market that is becoming increasingly reliant on the private sector due to limited public sector resources in many parts of the world. Our high-quality higher education institutions have strong track records of positive student outcomes, and are well-positioned to meet this growing demand.”

First Quarter 2017 Results

New enrollments for the first quarter of 2017, excluding asset dispositions and adjusted for the timing of our intake in Peru, increased 4% compared to our new enrollment activity in the first quarter of 2016. Severe flooding in Peru caused the main enrollment intake in that country to be extended through April 2017, whereas typically the intake is completed by the end of March. Therefore, we are providing our first quarter 2017 enrollments on a reported and as-adjusted basis for the timing of the intake (i.e. including the April 2017 new enrollments in Peru in the first quarter 2017 adjusted enrollment results). The enrollment intake in the first quarter represents the largest intake for our Southern Hemisphere institutions. New enrollment results reflect strong performance in certain LatAm markets (Peru and Brazil), partially offset by softer new enrollment performance in Chile due to regulatory changes in that market in 2016. Organic new enrollments in Europe, Middle East, Africa and Asia Pacific (EMEAA) and Global Products and Services (GPS) were also positive, though occurring during a lighter intake period as most of the institutions in those segments are Northern Hemisphere markets whose largest intake occurs in the fall.

Total enrollments at March 31, 2017 grew 2% compared to March 31, 2016. Total enrollment growth reflects favorable performance in all Latin American markets except Chile. A planned strategic shift in the second half of 2016 in EMEAA and GPS to longer length of stay students with higher revenue and contribution margins affected the comparability of the total enrollments for the first quarter of 2017 as compared to the first quarter of 2016. Excluding the impact from the divestiture in 2016 of our assets in France and Switzerland, total enrollment at March 31, 2017 increased by 3% compared to March 31, 2016.

Revenue in the first quarter of 2017 was $855.9 million, a 6% decrease compared to the first quarter of 2016. Operating losses increased $51.7 million compared to the first quarter of 2016. Net loss was $120.4 million compared to a net loss of $102.4 million in the first quarter of the prior year. Diluted loss per share was $(1.05) for the first quarter of 2017.

Adjusted EBITDA was $48.6 million in the first quarter of 2017, a 34% decrease compared to the first quarter of 2016. On an organic (i.e., excluding acquisitions and asset dispositions) constant currency basis, revenue increased 3% and Adjusted EBITDA increased 22% compared to the first quarter of 2016.

As previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, effective March 31, 2017, we combined our previously separate Europe and AMEA segments in order to reflect our belief that we will be able to operate the institutions in those segments more successfully and efficiently under common management. The combined segment is called EMEAA.

Balance Sheet and Capital Structure

Laureate ended the first quarter of 2017 with $856.3 million of cash on hand and $1,181.3 million in liquidity, including our undrawn revolver. In April 2017, Laureate completed a refinancing of its corporate debt obligations, extending the maturity and reducing the cost of those obligations through a series of transactions described below.

On April 26, 2017, we completed an offering of $800.0 million aggregate principal amount of 8.250% Senior Notes due 2025 (the Senior Notes due 2025). Substantially concurrently with the issuance of the Senior Notes due 2025, we consummated a refinancing of our existing senior secured credit facility by means of an amendment and restatement of the existing amended and restated credit agreement to provide a new revolving credit facility of $385.0 million maturing in April 2022 and a new syndicated term loan of $1,600.0 million maturing in April 2024 (the New Credit Facilities).

On April 28, 2017, we elected to redeem all of our outstanding 9.250% Senior Notes due 2019 (the Senior Notes due 2019) (other than $250 million aggregate principal amount of Senior Notes due 2019 which were exchanged for substantially identical but not redeemable notes on April 21, 2017 and which will remain outstanding following the redemption (the Exchanged Notes)) on May 31, 2017 (the Redemption Date). The aggregate principal amount outstanding of the Senior Notes due 2019 (excluding the Exchanged Notes) is $1,125.4 million. The redemption price for the Senior Notes due 2019 being redeemed will be equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest and special interest thereon to the Redemption Date, for an aggregate payment to holders of the Senior Notes due 2019 of approximately $1,205.6 million.

We intend to use the net proceeds from the offering of the Senior Notes due 2025, together with a portion of the net proceeds from our initial public offering (IPO) and net proceeds from the New Credit Facilities, to (i) redeem the Senior Notes due 2019 (other than the Exchanged Notes), (ii) repay our term loans under our existing senior secured credit facilities (which we refinanced as discussed above), (iii) repay the seller notes used to partially finance the acquisition of FMU Group, and (iv) pay certain related fees and expenses in connection with the offering of the Senior Notes due 2025.

Outlook for Fiscal 2017

Laureate is reaffirming the financial guidance previously provided for full-year 2017. The guidance for 2017 reflects the impact from the sale of our French and Swiss assets in 2016, which will unfavorably impact both year-over-year Revenue and Adjusted EBITDA by approximately (3%). Additionally, currency translation from foreign exchange rates, based on current rates, is expected to cause a (1%) reduction year-over-year in 2017 for Adjusted EBITDA, with no material impact on Revenue expected.

Based on the current foreign exchange spot rates(1), Laureate expects its organic (i.e., excluding acquisitions and asset dispositions) performance for full-year 2017 to be as follows:

•                  Total enrollments in the range of 1,064,000 to 1,080,000, representing 2.0-3.5% growth as compared to December 31, 2016

•                  Revenues in the range of $4,287 million to $4,348 million, representing 4.5-6.0% organic (pro forma for asset dispositions in 2016) constant currency growth

•                  Adjusted EBITDA in the range of $789 million to $804 million, representing 8.0-10.0% organic (pro forma for asset dispositions in 2016) constant currency growth

•                  Capex spending at 7% to 8% of revenues to support growth initiatives and ongoing maintenance

•                  Increase in total number of shares of Class A common stock outstanding by approximately 55.7 million, resulting from the conversion of the Exchanged Notes and $400 million of shares of Series A Preferred Stock (assuming payment-in-kind dividends), in each case not later than February 7, 2018, based on a conversion price of $14.00 per share of Class A common stock, the price per share to the public in our IPO; and

•                  Reported earnings per share in 2017 to be affected by a $290-$300 million non-cash charge to earnings per share related to accounting for the non-cash beneficial redemption and conversion features due to the terms of the shares of Series A Preferred Stock

(1) Based on actual FX rates for January-April 2017, and current spot FX rates (local currency per US dollar) of MXN 18.80, BRL 3.20, CLP 666.00, PEN 3.24, EUR 0.92 for May - December 2017. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2017 net income and a reconciliation of the forward-looking 2017 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:00 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and request to join the Laureate conference call. Replays of the entire call will be available through May 18, 2017 at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 15143878. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance, estimated and projected Adjusted EBITDA and earnings, costs, expenditures (including capital expenditures), cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on March 29, 2017, our Quarterly Report on Form 10-Q to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across nearly 70 institutions in 25 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	QTD 1Q	QTD 1Q	Change		As of	As of	Change
	2017	2016	Total	Organic	3/31/2017	3/31/2016	Total	Organic
LatAm	205,200	209,500	(2)%	(2)%	867,700	843,500	3%	3%
EMEAA (1)	12,100	11,500	5%	6%	146,300	145,100	1%	6%
GPS (1)	9,700	9,800	(1)%	5%	71,100	79,400	(10)%	(6)%
Laureate	227,000	230,800	(2)%	(1)%	1,085,100	1,068,000	2%	3%

Laureate (adj. Peru timing)				4%				3%

(1) Enrollments affected by the sale of two business units in France (EMEAA segment) and Switzerland (GPS segment) during 2016.

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS	2017(2)	2016	Change
Revenues	$855.9	$906.5	$(50.6)
Costs and expenses:
Direct costs	853.2	869.8	(16.6)
General and administrative expenses	65.6	47.9	17.7
Operating loss	(62.9)	(11.2)	(51.7)
Interest income	4.7	5.8	(1.1)
Interest expense	(102.6)	(103.8)	1.2
Loss on debt extinguishment	(1.5)	—	(1.5)
Gain (loss) on derivatives	12.1	(10.8)	22.9
Other income (expense), net	0.4	—	0.4
Foreign currency exchange gain, net	2.3	27.7	(25.4)
Loss from continuing operations before income taxes and equity in net loss of affiliates	(147.4)	(92.2)	(55.2)
Income tax benefit (expense)	27.1	(10.0)	37.1
Equity in net loss of affiliates, net of tax	—	(0.3)	0.3
Net loss	(120.4)	(102.4)	(18.0)
Net income attributable to noncontrolling interests	(2.5)	(0.7)	(1.8)
Net loss attributable to Laureate Education, Inc.	$(122.8)	$(103.2)	$(19.6)

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	$(38.9)	$1.5	$(40.4)
Net loss available to common stockholders	$(161.7)	$(101.7)	$(60.0)

Basic and diluted earnings (loss) per share:
Basic and diluted weighted average shares outstanding	154,301	133,278	21,023
Basic and diluted loss per share	$(1.05)	$(0.76)	$(0.29)

(2) Financial results for 2017 as compared to 2016 were affected by the sale of two business units in France (EMEAA segment) and Switzerland (GPS segment) during 2016.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the quarter ended March 31,	2017	2016	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
LATAM	$421.4	$403.9	4%	3%	$17.5	$10.5	$—	$7.0
EMEAA	227.2	244.0	(7)%	7%	(16.8)	16.3	(23.3)	(9.8)
GPS	208.3	260.4	(20)%	—%	(52.1)	0.2	(51.8)	(0.5)
Corporate & Eliminations	(1.0)	(1.8)	44%	44%	0.8	0.8	—	—
Total Revenues	855.9	906.5	(6)%	3%	(50.6)	27.8	(75.1)	(3.3)

Adjusted EBITDA
LATAM	(35.8)	(20.2)	(77)%	2%	(15.6)	0.5	—	(16.1)
EMEAA	53.4	54.5	(2)%	12%	(1.1)	6.3	(2.7)	(4.7)
GPS	63.6	69.7	(9)%	15%	(6.1)	8.1	(14.2)	—
Corporate & Eliminations	(32.7)	(30.0)	(9)%	(9)%	(2.7)	(2.7)	—	—
Total Adjusted EBITDA	$48.6	$74.0	(34)%	22%	$(25.4)	$12.3	$(16.9)	$(20.8)

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2016 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2017	December 31, 2016	Change
Assets
Cash and cash equivalents	$856.3	$465.0	$391.3
Receivables (current), net	591.1	334.8	256.3
Other current assets	329.7	316.0	13.7
Property and equipment, net	2,195.7	2,151.6	44.1
Goodwill and other intangible assets	3,387.3	3,288.8	98.5
Other long-term assets	550.4	506.2	44.1
Total assets	$7,910.6	$7,062.5	$848.1

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$663.0	$695.2	$(32.2)
Deferred revenue and student deposits	735.8	362.9	372.9
Total long-term debt, including current portion	3,807.7	3,808.4	(0.7)
Total due to shareholders of acquired companies, including current portion	220.7	210.9	9.8
Other liabilities	937.1	963.9	(26.7)
Total liabilities	6,364.4	6,041.2	323.2
Convertible redeemable preferred stock	170.1	333.0	(162.9)
Redeemable noncontrolling interests and equity	19.0	23.9	(4.8)
Total stockholders’ equity	1,357.0	664.4	692.7
Total liabilities and stockholders’ equity	$7,910.6	$7,062.5	$848.1

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2017	2016	Change
Cash flows from operating activities
Net loss	$(120.4)	$(102.4)	$(17.9)
Depreciation and amortization	64.5	66.2	(1.7)
(Gain) loss on derivative instruments	(12.3)	10.0	(22.3)
Loss on debt extinguishment	0.5	—	0.5
Unrealized foreign currency exchange loss (gain)	1.1	(26.1)	27.1
Income tax receivable/payable, net	(8.9)	18.2	(27.1)
Working capital, excluding tax accounts	(5.9)	(91.9)	86.0
Other non-cash adjustments	41.5	36.7	4.8
Net cash used in operating activities	(39.8)	(89.3)	49.5
Cash flows from investing activities
Purchase of property and equipment	(37.1)	(39.8)	2.6
Expenditures for deferred costs	(3.5)	(3.6)	0.1
Receipts from sale of property and equipment	0.1	7.7	(7.6)
Investing other, net	(1.1)	0.3	(1.4)
Net cash used in investing activities	(41.6)	(35.3)	(6.2)
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(43.5)	39.1	(82.6)
Payments of deferred purchase price for acquisitions	(5.3)	(7.4)	2.1
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	55.3	—	55.3
Proceeds from initial public offering, net of issuance costs	456.9	—	456.9
Financing other, net	0.8	(2.5)	3.3
Net cash (used in) provided by financing activities	464.1	29.1	435.0
Effects of exchange rate changes on cash	8.6	7.3	1.3
Change in cash included in current assets held for sale	—	(5.9)	5.9
Net change in cash and cash equivalents	391.3	(94.1)	485.4
Cash and cash equivalents at beginning of period	465.0	458.7	6.3
Cash and cash equivalents at end of period	$856.3	$364.6	$491.7
Liquidity (including Undrawn Revolver)	$1,181.3	$440.1	$741.2

Non-GAAP Reconciliation

	For the three months ended March 31,
IN MILLIONS	2017	2016	Change
Net loss	$(120.4)	$(102.4)	$(18.0)
Plus:
Equity in net loss of affiliates, net of tax	—	0.3	(0.3)
Income tax (benefit) expense	(27.1)	10.0	(37.1)
Loss from continuing operations before income taxes and equity in net loss of affiliates	(147.4)	(92.2)	(55.2)
Plus:
Foreign currency exchange gain, net	(2.3)	(27.7)	25.4
Other income, net	(0.4)	—	(0.4)
(Gain) loss on derivatives	(12.1)	10.8	(22.9)
Loss on debt extinguishment	1.5	—	1.5
Interest expense	102.6	103.8	(1.2)
Interest income	(4.7)	(5.8)	1.1
Operating loss	(62.9)	(11.2)	(51.7)
Plus:
Depreciation and amortization	64.5	66.2	(1.7)
EBITDA	1.6	55.0	(53.4)
Plus:
Share-based compensation expense (a)	22.4	7.2	15.2
Loss on impairment of assets	—	—	—
EiP implementation expenses (b)	24.6	11.8	12.8
Adjusted EBITDA	$48.6	$74.0	$(25.4)

(a) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(b) EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP, which began in 2014, is expected to be substantially completed by 2017 and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we now anticipate expanding the initiative into other back- and mid-office areas in order to generate additional efficiencies and create a more efficient organizational structure.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

Adam.Smith@laureate.net

U.S.: +1 (866) 452 8732 / International: +1 (410) 843 6100

Source: Laureate Education, Inc.